Exhibit 12.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

December 9, 2024

Future Cardia, Inc.

910 Woodbridge Court

Safety Harbor, Florida 34695

Re:	Future Cardia, Inc./Regulation A Offering Statement on

Form 1-A

Ladies and Gentlemen:

We have acted as special Nevada counsel to Future Cardia, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for qualification for exemption from registration of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) plus up to 1,000,000 shares of Common Stock ( the “Bonus Shares” and collectively with the Shares, the “Securities”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Offering Statement;

(b)	the Posting Agreement between the Company and StartEngine Primary LLC, acting as the selling agent on behalf of the Company;

(c)	Escrow Agreement among the Company, StartEngine Primary LLC, and The Bryn Mawr Trust Company of Delaware, dated December 3, 2024;

(d)	a form of Subscription Agreement to be executed and delivered by the purchasers of the Securities;

(e)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on June 3, 2022, as amended by Articles of Merger as filed with the Secretary of State of Nevada on June 8, 2022; Certificate of Amendment as filed with the Secretary of State of Nevada on July 21, 2022; and Certificate of Amendment as filed with the Secretary of State of Nevada on August 18, 2022;

Future Cardia, Inc.

December 9, 2024

(f)	the Bylaws of the Company as adopted on June 3, 2022; and

(g)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and the qualification for exemption from registration of the Securities under the Securities Act.

We have obtained from officers and agents of the Company, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (g) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity of all natural persons executing the Documents;

(b)	the genuineness of all signatures on the Documents;

(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)	the execution, delivery, and performance by all parties of the Documents; and

(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of Common Stock to allow for the issuance of the Securities.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Offering Statement is qualified.

Future Cardia, Inc.

December 9, 2024

On the basis of the foregoing and in reliance thereon, we are of the opinion that the issuance of the Securities has been duly authorized and upon issuance in accordance with the terms of the Subscription Agreement, the Securities will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.